First Choice Bancorp Posts 12% YOY Increase in Net Income and Declares Quarterly Dividend

Financial Highlights

●	First quarter of 2018 net income was $2.4 million, up 11.9% from $2.1 million in the same period last year, and up 149.2% from $1.0 million in the fourth quarter of 2017, although net income in the fourth quarter of 2017 included a deferred tax write-down of $1.8 million related to the Tax Cuts and Jobs Act of 2017.
●	Total assets were $947.7 million at March 31, 2018, up 4.9% from $903.8 million at December 31, 2017, and up 3.6% from $914.8 million a year ago at March 31, 2017.
●	Net loans were $779.4 million at March 31, 2018, up 6.6% from $731.2 million at December 31, 2017, and up 7.6% from $724.3 million at March 31, 2017.
●	Total deposits were $758.8 million at March 31, 2018, down 1.8% from $772.7 million at December 31, 2017 and down 1.1% from $767.4 million at March 31, 2017.
●	Total non-interest demand deposits were $197.5 million, down 16.2% from $235.6 million at December 31, 2017 and flat from $197.7 at March 31, 2017.
●	The Company’s total common equity was $106.5 million at March 31, 2018, up 0.7% from $105.7 million at December 31, 2017 and up 2.6% from $103.7 million at March 31, 2017.
●	The Bank’s Tier 1 Leverage Ratio, Common Equity Tier 1(“CET1”), Tier 1 Risk-Based Capital and Total Risk-Based Ratios were 12.2%, 13.0%, 13.0% and 14.3%, respectively, comparing very favorably to the well-capitalized requirements of 5.0%, 6.5%, 8% and 10%, respectively.
●	The First Choice Bancorp Board of Directors declared a second quarterly 2018 cash dividend of $0.20 per common share.

CERRITOS, CA – (BUSINESS WIRE) — First Choice Bancorp, “First Choice” or the “Company” (NASDAQ: FCBP), the holding company of First Choice Bank (the “Bank”), a wholly-owned banking subsidiary, today announced earnings for the first quarter of 2018, and declares a second quarterly 2018 cash dividend of $0.20 per common share, payable on May 29, 2018 to shareholders of record on May 18, 2018.

The dividend is the second this year of the Company’s quarterly cash dividend program that the Bank commenced in January 2017, which is the result of the Company’s strong ongoing financial performance and significant capital strength. This quarter’s cash dividend follows a previous $0.20 per share cash dividend the Company paid on February 20, 2018; and previous quarterly cash dividends paid by the Bank on November 20, 2017, August 31, 2017; May 31, 2017; February 24, 2017; a previous special $0.11 and $0.20 per share annual cash dividends paid by the Bank in 2013 and 2014, respectively; and 4% stock dividends the Bank paid in 2015 and 2016.

Earnings for the First Quarter of 2018

Earnings continue to be strong year-over-year at $2.4 million for the quarter ended March 31, 2018, an increase of 11.9% compared to $2.1 million for the first quarter of 2017, and an increase of 149.2% compared to $0.96 million for the fourth quarter of 2017. Fourth quarter 2017 net income included $1.8 million of additional income tax expense related to the enactment of the Tax Cuts and Jobs Act, impacting quarter-over-quarter comparisons. Excluding this additional tax expense, net income for the first quarter of 2018 decreased by 14.9% compared to the adjusted fourth quarter of 2017 net income of $2.8 million.

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“We are very pleased to be able to report strong year-over-year growth in income,” stated Peter Hui, the founding chairman of the Board of the Company, “and we are very pleased to be able to continue to return a portion of our net income to our shareholders in the form of our quarterly dividend.”

Total assets at March 31, 2018 were $947.7 million, up $43.9 million or 4.9% from December 31, 2017. Year-over-year, total assets increased $32.9 million or 3.6%, compared to the balance at March 31, 2017.

Total gross loans, excluding loans held for sale, increased $47.9 million, or 6.4%, during the first quarter of 2018 to $790.7 million, compared with $742.8 million at December 31, 2017. During the first three months of 2018, the Company originated in total over $97.2 million in new loan commitments. New loan commitments originated during the first quarter of 2018 occurred in the commercial and industrial (“C&I”) segment of the portfolio, at $31.2 million and commercial real estate (“CRE”) commitments, including construction, owner-occupied and non-owner-occupied CRE originated totaled $62.6 million. New originations were partially offset by a decrease of $7.9 million in the construction and residential mortgage loan portfolios, as a result of loan payoffs.

Asset quality measures remained strong at March 31, 2018. The allowance for loan and lease losses was $10.0 million, and the allowance for off-balance sheet unfunded credit commitments was $1.0 million at March 31, 2018. The $10.0 million allowance for loan losses at March 31, 2018, decreased $0.5 million, or 4.6% from $10.5 million at December 31, 2017, primarily resulting from three loans which were charged off during the first quarter of 2018.

The allowance for loan losses represented 1.27% of quarter-end gross loans, and 943.5% of non-performing assets as of March 31, 2018. The comparable ratios were 1.41% of year-end gross loans, and 572.3% of non-performing assets as of December 31, 2017.

Non-performing assets fell to $1.1 million or 0.1% of total assets as of March 31, 2018, compared to $1.8 million or 0.2% of total assets as of December 31, 2017, representing a decrease of $0.8 million, or 42% from prior quarter. The decrease in nonperforming assets was due in part to the net charge-off of $0.7 million in non-accruing loans in the first quarter. Loans 30-89 days past due were $0.6 million at March 31, 2018 as compared to $1.1 million at December 31, 2017.

The Company recorded $0.2 million of provision for loan losses in the first quarter of 2018, compared to a negative provision of $0.4 million in the fourth quarter of 2017. The provision expense recorded during the first quarter of 2018 primarily took into account the three loans which were charged off in the quarter, combined with the Bank’s loan growth.

The loan portfolio included five non-accrual loans in the amount of $1.1 million; among the five non-accrual loans, four loans are current under their existing modified terms. All of the non-accrual loans were classified as Troubled Debt Restructured (“TDR”). There was no Other Real Estate Owned.

SBA loan production was flat in the first quarter of 2018. The total SBA loan portfolio, net of retained discount was $89.0 million as of March 31, 2018, compared to $89.4 million as of December 31, 2017. New loan commitments during the first quarter of 2018 were $3.8 million. Gain-on-sale of loans amounted to $0.2 million for the first quarter of 2018, primarily related to the sale of the guaranteed portions of SBA 7a loans.

The Company’s total investment portfolio at March 31, 2018 stood at $38.8 million, including $5.3 million in the Company’s held-to-maturity portfolio that was pledged as collateral for the Federal Reserve Bank discount window. In addition, cash and due from banks was $100.1 million at March 31, 2018 as compared to $103.1 million at December 31, 2017.

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As of March 31, 2018, total deposits were $758.8 million, of which $197.5 million, 26.0% of total deposits, was in non-interest bearing checking accounts. Total deposits were down $13.9 million, or 1.8% from the previous quarter. Non-interest bearing deposits decreased by $38.1 million, or 16.2%, primarily due to deposits from real estate 1031 exchanges, which were lower than the fourth quarter of 2017. Saving accounts decreased by $16.1 million or 21.2%. On the contrary, money market accounts and certificates of deposit increased 23.0% and 26.6% respectively from the previous quarter.

The Company’s gross loan-to-deposit ratio was 104.2% at March 31, 2018 as compared to 96.1% as of December 31, 2017. Federal Home Loan Bank of San Francisco advances and other fed fund borrowings were at $57.0 million and $18.0 million, respectively, as of March 31, 2018 as compared $20 million and $0, respectively as of December 31, 2017.

The senior secured debt increased to $2.6 million as of March 31, 2018, as compared to $0.4 million at December 31, 2017. The increase primarily related to additional borrowings by the Company for cash dividend payout in February and merger related expenses incurred in the first quarter of 2018.

Robert M. Franko, President and CEO of the Bank further commented, “We are pleased to have started trading today on NASDAQ. This was a major achievement for our company, and it involved the efforts of many of our colleagues in the Bank. We still have a lot of work to do this year, especially as we progress toward the closing of the acquisition of Pacific Commerce Bancorp and Pacific Commerce Bank.”

Total common equity capital at the quarter-end was $106.5 million, a quarter-over-quarter increase of 0.7% compared to December 31, 2017. The Bank’s book value (BV) and tangible book value (TBV) per common share of stock were $14.68 and $14.68, respectively, at quarter-end, following the Bank’s quarterly cash dividend of $0.20 paid in February 2018. This compared with $14.56 (BV) and $14.56 (TBV) at December 31, 2017. The increase in common book value per share at March 31, 2018, as compared to December 31, 2017, was primarily attributable to a strong net income of $2.4 million, which was partially offset by $1.5 million in cash dividends.

The Bank’s capital ratios remained strong at the end of the first quarter of 2018, with Tier 1 risk-based capital and total risk-based ratios at 13.0% and 14.3%, respectively, comparing favorably to the well-capitalized requirements of 8% and 10%, respectively.

Net interest income and net interest margin for the current quarter were $9.6 million and 4.38%, respectively. Compared to the fourth quarter of 2017, net interest income decreased $0.3 million, but net interest margin increased by 3 basis points, primarily due to two fewer days in the first quarter of 2018 and certain early payoffs in the CRE loan portfolio in the fourth quarter of 2017, which resulted in the accelerated recognition of interest income from the unamortized loan discounts. The average loan portfolio balance was $774.3 million for the first quarter of 2018, a 0.3% increase from $772.0 million for the fourth quarter of 2017. The cost of deposits was 0.79% for the first quarter of 2018, an increase of 3 basis points, compared to the fourth quarter of 2017, and an increase of 0.02% compared to the first quarter of 2017.

Compared to the first quarter of 2017, net interest income and net interest margin increased by $1.9 million, and 77 basis points respectively. The increase was primarily due to organic growth in average earning assets, and some increases in yield as a result of the Fed rate increases over the year. The average loan portfolio balance was $774.3 million for the quarter ended March 31, 2018, a 10.4% increase from $701.0 million for the quarter ended March 31, 2017. The average yield of loans was 5.6% at March 31, 2018, compared to 4.9% at March 31, 2017. The cost of deposits at 0.79% for the first quarter of 2018 only increased 2 basis points compared to 0.77% at March 31, 2017.

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Non-interest income for the first quarter of 2018 totaled $0.6 million, a $0.4 million decrease from the fourth quarter of 2017. Gains on sales of SBA loans were $0.2 million for the current quarter, down $0.2 million from the fourth quarter of 2017 as the volume of SBA loans sold decreased to $2.7 million from $4.0 million for the preceding quarter. Compared to the first quarter of 2017, non-interest income decreased by $0.9 million. Gains on sales of SBA loans were down $0.9 million from the first quarter of 2017 as the volume of SBA loans sold decreased to $2.7 million from $13.3 million for the same period of last year.

Non-interest expense for the first quarter of 2018 was $6.7 million, compared to $6.5 million for the fourth quarter of 2017. Included in non-interest expense during the first quarter of 2018 was acquisition and professional expenses related to our Nasdaq listing and our pending acquisition of Pacific Commerce Bancorp, as well as the seasonal increase in payroll tax expense that generally occurs in the first calendar quarter of the year. Total merger expense incurred in the first quarter of 2018 was $264 thousand. These increases were offset by the decreases in the off balance sheet provision for unfunded loan commitments and the customer service costs recorded in the first quarter of 2018, as compared to the fourth quarter of 2017. The efficiency ratio was 66.0% in the first quarter of 2018, as compared to 60.5% for the quarter ended December 31, 2017. The increase was primarily due to the decrease in operating income. Compared to the first quarter of 2017, non-interest expense increased to $6.7 million from $5.5 million. The $1.2 million increase was primarily due to an increase in salaries and employee benefits expense, coupled with increases in costs related to legal and professional expenses related to the Nasdaq listing and certain acquisition costs. As a result of the increase in non-interest expense, the efficiency ratio increased to 66.0% for the first quarter of 2018 from 60.5% for the same period of last year.

For the first quarter of 2018, income tax expense was $0.9 million and the effective tax rate was 26.5%, which was lower than the statutory effective tax rate due to the impact of accounting for stock-based compensation. Tax expense decreased by $2.8 million and $0.6 million from the fourth quarter and first quarter of 2017, respectively. The decrease was mainly due to a decline in the federal effective tax rate to 21% as a result of the Tax Cuts and Jobs Act of 2017, in addition to the effect of accounting for the stock-based compensation. For the full year of 2018, First Choice is expecting an effective tax rate of approximately 29%.

Selected Financial Highlights for the quarter ended March 31, 2018:

●	Pre-tax income of $3.2 million
●	Net Income of $2.4 million
●	Return on average assets annualized at 1.1%
●	Return on average tangible common equity annualized at 8.8%
●	Allowance for Loan and Lease Losses at 1.27% of total gross loans, and 943.5% of all non-performing assets
●	Earnings per Share for the quarter at $0.33 (basic) and $0.33 (diluted)
●	Annualized earnings per share at $1.33 (basic) and $1.32 (diluted)
●	Earnings per Share Trailing 12 Months at $1.06 (basic) and $1.05 (diluted)
●	Book Value and Tangible Book Value per Share at $14.68 (BV) and $14.68 (TBV), respectively
●	Tier 1 Leverage Ratio, CET1, Tier 1 Risk-Based Capital and total Risk-Based Ratios at 12.2%, 13.0%, 13.0% and 14.3%, respectively, comparing very favorably to the well-capitalized requirements of 5.0%, 6.5%, 8% and 10%, respectively, which are the respective minimum required ratios for a bank to be deemed “Well-Capitalized” by the FDIC
●	The Bank’s Basel III Capital conservation buffer was 6.27%, well above the dividend payout restriction of 1.88% and 2.5% requirements in the 2018 transition period and the 2019 fully effective limit

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ABOUT FIRST CHOICE BANCORP

First Choice Bancorp is the registered bank holding company for First Choice Bank. First Choice Bank, headquartered in Cerritos, California is a community-focused financial institution, serving diverse consumers and commercial clients and specializing in loans to small businesses, private banking clients, commercial and industrial loans, and commercial real estate loans with a niche in providing finance for the hospitality industry. The Bank is a Preferred Small Business Administration (SBA) Lender. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bancorp stock is now traded on the Nasdaq Capital Market under the ticker symbol “FCBP”.

The Bank’s web site is www.FirstChoiceBankCA.com.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its registration statements as filed under Form S-4 and Form 8-A, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Contacts

First Choice Bancorp

Robert M. Franko, 562.345.9241

President & Chief Executive Officer

or

Yvonne L. Chen, 562.345.9244

Chief Financial Officer

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FIRST CHOICE BANCORP

FIRST QUARTER REPORT / MARCH 31, 2018

BALANCE SHEET

(all amounts in thousand dollars except share and per share information)

	March 31, 2018	December 31, 2017	March 31, 2017
	(unaudited)	(audited)	(restated)
ASSETS

Cash and due from banks	$100,065	$103,132	$119,762
Investment securities	38,844	40,302	45,316
Stock Investments, restricted	3,918	3,933	3,764

Loans Held for Sale	11,524	10,599	7,432
Loans (gross)	790,683	742,807	734,215
Less : unearned fees and costs	(1,253)	(1,094)	1,640
Less allowance for loan losses	(10,010)	(10,497)	(11,523)
Loans, net	779,420	731,216	724,332

Premises and equipment, net	1,055	1,035	975
Other assets	12,850	13,577	13,227
TOTAL ASSETS	$947,676	$903,795	$914,809

LIABILITIES AND SHAREHOLDERS’ EQUITY

Noninterest bearing deposits	$197,503	$235,584	$197,672
Interest checking accounts	175,086	200,586	260,748
Money market accounts	117,587	95,598	78,659
Savings accounts	59,919	76,024	92,209
Certificates of deposits	208,706	164,886	138,148
Total Deposits	758,801	772,679	767,436
Federal Home Loan Bank & Other borrowings	75,000	20,000	40,000
Senior Secured Debt	2,550	350	0
Other liabilities	4,844	5,072	3,630
Total liabilities	841,195	798,101	811,067

Total shareholders’ equity	106,481	105,694	103,742
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$947,676	$903,795	$914,809

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STATEMENT OF INCOME

	For the three months ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(unaudited)	(audited)	(restated)

Interest income	$11,189	$11,367	$9,064
Interest expense	1,637	1,560	1,436
Net interest income	9,552	9,807	7,628
Provision for loan losses	200	(358)	-
Net interest income after provision for loan losses	9,352	10,165	7,628
Noninterest income	563	937	1,471
Noninterest expense	6,677	6,503	5,507
Income before income taxes	3,238	4,600	3,593
Provision for income taxes	859	3,645	1,466
NET INCOME	$2,380	$955	$2,127

Dividends declared per common share	$0.20	$0.20	$0.20
Net income per share-basic [1]	$0.33	$0.13	$0.30
Net income per share-diluted 1 2	$0.33	$0.13	$0.30
Weighted average shares - basic [1]	7,161,672	7,114,918	7,081,065
Weighted average shares - diluted 1 2	7,233,782	7,202,054	7,170,439
Return on assets (annualized)	1.06%	0.42%	0.98%
Return on equity (annualized)	8.79%	3.58%	8.27%
Net interest margin	4.38%	4.35%	3.61%
Efficiency ratio	66.01%	60.53%	60.52%

(1)	Per common share data has been adjusted for the 4% stock dividend issued to shareholders on the record date of May 26,2016
(2)	Diluted shares are calculated using the treasury method.

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SELECTED RATIOS

	March 31, 2018	December 31, 2017	March 31, 2017
	(unaudited)	(audited)	(restated)
Book value and tangible book value	$14.68	$14.56	$14.42
Allowance for loan losses as a percent of total gross loans	1.27%	1.41%	1.57%
Nonperforming assets as a percent of total assets [3]	0.11%	0.20%	0.28%
Allowance for loan losses as a percent of nonperforming assets	943.50%	572.27%	446.35%
Gross loan to deposit ratio	104.20%	96.13%	95.67%
Tier one leverage capital (Bank only)	12.19%	11.75%	12.01%
Total risk based capital (Bank only)	14.26%	14.72%	14.68%

(3)	Nonperforming assets include nonaccrual loans, loans past due 90 days or more and still accruing, and other real estate owned.

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